EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Dava Guerin
Guerin Public Relations, Inc.
(215) 914-2040 or (215) 262-0740 (wireless)
Guerinpr@aol.com
or
Brighid de Garay
UbiquiTel Inc.
(610) 832-3311 or (610) 453-7495 (wireless)
bdegaray@ubiquitelpcs.com
or
Bit Vo
Sprint
(913) 762-7033
bvo01@sprintspectrum.com

SPRINT AND UBIQUITEL ANNOUNCE AGREEMENT ON MONTANA COVERAGE

Sprint to bring digital coverage to Montana; Relieves UbiquiTel of build-out requirement

CONSHOHOCKEN, PA and OVERLAND PARK, KS – August 5, 2003 – UbiquiTel Inc. (Nasdaq: UPCS), a PCS Affiliate of Sprint, and Sprint (NYSE: FON, PCS), which operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States, today announced an agreement that will further enhance America’s most complete wireless network.  Under this agreement, Sprint will extend its all-digital PCS footprint to key markets in Montana, areas formerly assigned to UbiquiTel. Sprint currently provides wireless roaming coverage in Montana.

“We are extremely pleased with the collaboration between UbiquiTel and Sprint that made this change possible,” said Donald A. Harris, chairman and chief executive officer of UbiquiTel Inc. “It’s a true reflection of the cooperation both parties exhibited to promote the achievement of our respective business goals.”

“Sprint is committed to providing our customers with the best wireless experience possible,” said Tom Mateer, vice president of Affiliations for the PCS Division of Sprint. “This agreement gives us the opportunity to further enhance and expand our coverage, offering a more complete network experience for our customers nationwide.”

The agreement reduces the total population in UbiquiTel’s service areas to approximately 10.0 million, 78% of which is currently covered by UbiquiTel.

Sprint plans to extend its all-digital wireless coverage within the next 12 to 18 months to Billings, Bozeman, Butte, Great Falls, Helena, Kalispell and Missoula, MT.

“We believe this agreement, along with the significant expansion of capacity provided during our 2002 third generation network upgrade, will allow us to continue to provide an excellent level of service to our customers while minimizing our capital expenditures and moving us closer to our goal of generating free cash flow to the benefit of all of our stakeholders,” said Harris.

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About UbiquiTel Inc.

UbiquiTel is the exclusive provider of Sprint digital wireless mobility communications network products and services under the Sprint brand name to midsize markets in the Western and Midwestern United States that include a population of approximately 10.0 million residents and cover portions of California, Nevada, Washington, Idaho, Wyoming, Utah, Indiana and Kentucky.

Conference Call to be held August 12th at 8:30 a.m. ET

UbiquiTel’s management will conduct a conference call on August 12, at 8:30 a.m., Eastern Time, to discuss its results for the three months ended June 30, 2003 and provide guidance for the third quarter and full year 2003.  Investors and interested parties may listen to the call via a live webcast accessible through the company’s website, www.ubiquitelpcs.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The webcast will be archived on the site, while a telephone replay of the call will be available for 7 days beginning at 11:30 a.m., Eastern Time, August 12, at 888-286-8010 or 617-801-6888, passcode: 38571900.

About Sprint

Sprint operates the largest, 100-percent digital, nationwide wireless network in the United States, serving more than 4,000 cities and communities across the country. Sprint has licensed PCS coverage of more than 280 million people in all 50 states, Puerto Rico and the U.S. Virgin Islands. In August 2002, Sprint became the first wireless carrier in the country to launch next generation services nationwide delivering faster speeds and advanced applications on PCS Vision Phones and devices. For more information on products and services, visit www.sprint.com/mr. PCS is a wholly-owned tracking stock of Sprint Corporation trading on the NYSE under the symbol “PCS.” Sprint is a global integrated communications provider serving more than 26 million customers in over 100 countries. With approximately 70,000 employees worldwide and nearly $27 billion in annual revenues, Sprint is widely recognized for developing, engineering and deploying state-of-the art network technologies.

Statements by UbiquiTel contained in this news release that are forward-looking statements are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in the company’s forward-looking statements, including the following factors: UbiquiTel’s dependence on its affiliation with Sprint; the competitiveness of and changes in Sprint’s pricing plans, products and services; increased competition in UbiquiTel’s markets; rates of penetration in the wireless industry; the potential to experience a high rate of customer turnover; customer quality; changes in Sprint’s fee structure with UbiquiTel; the ability of Sprint to provide back office, customer care and other services; anticipated future losses; changes in population; changes or advances in technology; and general market and economic conditions.  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from UbiquiTel’s forward-looking statements are included in UbiquiTel’s filings with the Securities and Exchange Commission (“SEC”), specifically in the “Business-Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in subsequent filings with the SEC.  Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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